Exhibit 99.1

Text of Press Release

FOR IMMEDIATE RELEASE

Contact:	Investors:
Kevin F. McLaughlin, Executive Vice President and Chief Financial Officer of PRAECIS PHARMACEUTICALS INCORPORATED, 781-795-4274 or kevin.mclaughlin@praecis.com.

PRAECIS PHARMACEUTICALS INCORPORATED

Announces Publication of Preclinical Data on
PPI-2458 in Rheumatoid Arthritis

Waltham, MA — July 20, 2004 — PRAECIS PHARMACEUTICALS INCORPORATED (NASDAQ: PRCS), today announced the publication of preclinical research results relating to the utility of its investigational compound, PPI-2458, as a potential treatment for rheumatoid arthritis.  The manuscript, entitled “A methionine aminopeptidase-2 inhibitor, PPI-2458 for the treatment of rheumatoid arthritis,” appears in today’s issue of the Proceedings of the National Academy of Sciences.

PPI-2458 is a novel, proprietary molecule that acts by irreversibly inhibiting the enzyme methionine aminopeptidase type 2, or MetAP2.  PPI-2458 is based on the fumagillin class of compounds. This class of compounds has been shown to prevent both abnormal cell growth and the formation of new blood vessels (known as anti-angiogenesis), which contribute to the growth of aberrant tissues in diseases such as cancer and rheumatoid arthritis.  The dose limiting toxicity associated with certain fumagillin derivatives has largely prevented their clinical development.  In preclinical studies to date, PPI-2458 has demonstrated the potent activity of this class of compounds while displaying an improved toxicity profile.

PPI-2458 – Oncology

PPI-2458 represents a potentially new and important addition to the growing list of therapeutics aimed at specific molecular oncology targets.  In preclinical studies conducted separately by PRAECIS and the National Cancer Institute (NCI), using both cellular and animal models, PPI-2458 demonstrated significant anti-tumor activity against certain types of cancerous cell lines.  Previously presented data from preclinical studies in the B16F10 xenograft mouse model, a commonly used cell line in cancer studies, showed that PPI-2458 significantly inhibited tumor growth and that the degree of tumor inhibition was directly linked to the level of MetAP2 inhibition by PPI-2458.  The NCI also has presented data on the anti-angiogenic activity of PPI-2458 and in vivo efficacy in a variety of xenograft animal models of human cancer, which indicate that the activity of PPI-2458 compares favorably to that of another compound of this class known as TNP-470.

PRAECIS, as previously announced, expects to re-initiate a Phase 1 clinical study in non-Hodgkin’s lymphoma patients during the second half of 2004.  This is a multi-center, open-label, dose-escalation study designed to determine the maximum tolerated dose of PPI-2458 in this patient population.  The primary endpoint will be safety, with disease response being evaluated as a secondary endpoint.  PRAECIS has developed a proprietary, pharmacodynamic assay to measure the level of MetAP-2 inhibition after exposure to PPI-2458.  This assay will be employed to assist in the determination of a safe and efficacious dosing regimen for future studies.

In December 2003, PRAECIS entered into a collaboration with the NCI’s Division of Cancer Treatment and Diagnosis for the expansion of clinical development of PPI-2458 for the treatment of various forms of cancer.  Under the collaboration, PRAECIS will work with the NCI to optimize a clinical development path for PPI-2458 in cancers other than non-Hodgkin’s lymphoma.

PPI-2458 – Rheumatoid Arthritis

A hallmark of rheumatoid arthritis is the progressive destruction of articular joints and joint surfaces, characterized by the rapid, uncontrolled growth of the cells that line the joints, called synoviocytes.  The synoviocytes, in turn, secrete a variety of chemicals that contribute to inflammation, tissue degradation and harmful new blood vessel formation.  Data published today demonstrate that PPI-2458 potently inhibits the growth of both human fibroblast-like synoviocytes derived from rheumatoid arthritis patients and human endothelial cells.  Both cell types are thought to be important in the progression of joint destruction in rheumatoid arthritis patients.  In addition, the data reported today demonstrate that growth inhibition of PPI-2458-sensitive cells in rheumatoid arthritis is linked to MetAP-2 inhibition in a dose-dependent fashion.  In a rodent model of rheumatoid arthritis, PPI-2458 also significantly lessened joint swelling at well-tolerated doses when administered therapeutically after the onset of chronic disease.  The mechanism of action of PPI-2458, its improved CNS toxicity profile and the marked attenuation of chronic disease in the rodent arthritis model in vivo, together position this compound as a potentially promising treatment for rheumatoid arthritis.

“PPI-2458 is an important compound in our developmental pipeline.  We are very enthusiastic about its potential for the treatment of a broad spectrum of clinical conditions,” stated Malcolm L. Gefter, Ph.D., PRAECIS’ Chairman and Chief Executive Officer.

About PRAECIS

PRAECIS PHARMACEUTICALS INCORPORATED is a biopharmaceutical company focused on the discovery, development and commercialization of novel therapies to address significant unmet medical needs.  PRAECIS has received approval from the FDA to market Plenaxis® (abarelix for injectable suspension) in the United States. PRAECIS employed its proprietary LEAP™ (Ligand Evolution to Active Pharmaceuticals) technology in the development of Plenaxis®.  PRAECIS also has an innovative product pipeline, including clinical programs in Alzheimer’s disease and non-Hodgkin’s lymphoma, as well as discovery programs in oncology, inflammation and anti-viral therapies.

This news release contains forward-looking statements, including, but not limited to, statements regarding certain preclinical results relating to PPI-2458 for the treatment of rheumatoid arthritis and certain types of cancer, and the Company’s continued clinical development of PPI-2458 for the treatment of non-Hodgkin’s lymphoma.  These statements are based on the Company’s current beliefs and expectations as to future outcomes.  Such statements are subject to numerous factors and uncertainties. These include, but are not limited to, the timing and content of decisions made by the FDA, unexpected results in ongoing and future preclinical or clinical trials and related analyses, and the need for additional research and testing, including those required as a result of unanticipated determinations by the FDA, as well as the risks set forth from time to time in the Company’s filings with the Securities and Exchange Commission, including but not limited to the risks discussed in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.